UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): January 31, 2013

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction	(SEC File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

1101 S. Boone St.
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the twelve months ended December 31, 2012. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the three and twelve months ended December 31, 2012, was $1,808,000 and $4,914,000, respectively, compared to $579,000 and $2,818,000 for the three and twelve month periods ended December 31, 2011. The improvement in net income for the three and twelve month period was primarily related to an increase in gain on sale of loans and a decrease in provision for credit losses, which were partially offset by an increase in commissions paid on loans sold. Net interest margin increased to 4.20% for the twelve months ended December 31, 2012, compared to 4.08% for the same period of the prior year.

Provision for (recapture of) credit losses for the three and twelve months ended December 31, 2012, was ($1,500,000) and ($1,100,000) compared to $950,000 and $2,500,000 for the same periods a year ago. During the fourth quarter of 2012, the Company received a final determination in favor of the Bank in its appeal of a USDA decision to revoke a guaranty on a loan to one of the Bank's borrowers.  As a result of the decision, the guaranty was reinstated, and resulted in the elimination of a $1.7 million specific reserve for the loan that was previously included in the Company's allowance for credit losses based on the original revocation of the USDA guarantee.  In addition, credit quality has improved as evidenced by decreases in net charge-offs and loans rated substandard. Net charge-offs totaled $669,000 for the twelve months ended December 31, 2012, compared to $1,990,000 for the same period in 2011, and loans classified as substandard decreased $13,153,000, or 38.0%, from year end 2011 to $21,418,000 at December 31, 2012.

Non-performing loans totaled $15,112,000 at December 31, 2012, compared to $14,035,000 at December 31, 2011. Non-performing assets totaled $19,995,000, or 3.11% of total assets, at December 31, 2012, compared to $21,760,000, or 3.39% of total assets, at December 31, 2011.

Net interest income for the three months ended December 31, 2012, decreased $256,000, compared to the same period of the prior year. The decrease is due to declining loan and investment yields. Net interest income for the twelve months ended December 31, 2012 increased $326,000, or 1.38%, which is primarily the result of an improvement in funding costs, which reflects a further decrease in rates paid on deposits, as well as a change in the mix of deposits with a greater concentration in demand accounts than higher cost certificates of deposits.

Non-interest income for the three months ended December 31, 2012, increased by $236,000, or 9.61%, compared to the same period in 2011. The increase was mostly the result of an increase in gain on sales of loans. Non-interest income for the twelve months ended December 31, 2012, increased by $1,777,000, or 23.34%, compared to the prior year. The increase was the result of an increase in gain on sale of loans of $1,465,000 due to increased mortgage refinancing activity driven by the low rate environment. Additionally, gain on sale of OREO increased $414,000 for the current twelve month period, which was partially offset by a decrease in gain on sale of investments of $395,000 for the twelve months ended December 31, 2012. Non-interest expense for the three and twelve months ended December 31, 2012, increased $779,000 and $2,565,000, or 11.36% and 10.00%, respectively, compared to the same periods in 2011. The increase is attributable to increases in data process expenses and salaries and employee benefits related to annual performance and merit increases, coupled with higher commissions paid on the sale of loans held for sale. These expense increases were partially offset by reductions in FDIC assessments and occupancy expenses.

Total assets were relatively flat at $643.7 million at December 31, 2012, compared to $641.3 million at December 31, 2011. Increases in interest bearing deposits and investments were mostly offset by decreases in loans and OREO. Total loans, including loans held for sale, were $461.1 million at December 31, 2012, down $28.3 million from $489.4 million at year-end 2011. The decrease in loans was primarily due to a decline of $15.7 million in construction and land development loans and $9.0 million in commercial real estate loans which were largely a result of continued loan payoffs prior to maturity, which we believe are reflective of the current low interest rate environment and economic conditions. The ratio of the allowance for credit losses to total loans outstanding was 2.01% and 2.34% at December 31, 2012 and December 31, 2011, respectively.

Capital ratios continue to exceed regulatory requirements for well-capitalized institutions. Tier 1 leverage and total risk based capital ratios at September 30, 2012 for the Company’s subsidiary, Bank of the Pacific, were 10.71% and 16.24%, respectively, compared to 10.35% and 15.05% at December 31, 2011.

Pacific's unaudited consolidated balance sheets at December 31, 2012 and 2011, unaudited consolidated statements of operations, selected performance ratios, and certain supplemental information regarding nonperforming assets and loan and deposit balances as of and for the three and twelve months ended December 31, 2012 and 2011, follow.

PACIFIC FINANCIAL CORPORATION Condensed Consolidated Balance Sheets December 31, 2012 and 2011 (Dollars in thousands) (Unaudited)

	December 31, 2012	December 31, 2011
Assets
Cash and due from banks	$14,168	$12,607
Interest bearing deposits in banks	45,672	28,525
Investment securities available-for-sale (amortized cost of
$59,658 and $47,015)	61,106	47,652
Investment securities held-to-maturity (fair value of $6,985
and $7,118)	6,937	7,025
Federal Home Loan Bank stock, at cost	3,126	3,182
Loans held for sale	12,950	14,541

Loans	448,196	474,893
Allowance for credit losses	9,358	11,127
Loans, net	438,838	463,766

Premises and equipment	14,593	14,884
Other real estate owned	4,883	7,725
Accrued interest receivable	2,079	2,156
Cash surrender value of life insurance	17,784	17,275
Goodwill	11,282	11,282
Other intangible assets	1,268	1,268
Other assets	9,037	9,366

Total assets	$643,723	$641,254

Liabilities and Shareholders' Equity
Deposits:
Demand, non-interest bearing	$115,138	$108,899
Savings and interest-bearing demand	295,100	286,642
Time, interest-bearing	138,005	152,509
Total deposits	548,243	548,050

Accrued interest payable	213	1,490
Secured borrowings	- -	741
Short-term borrowings	3,000	- -
Long-term borrowings	7,500	10,500
Junior subordinated debentures	13,403	13,403
Other liabilities	4,514	3,800
Total liabilities	576,873	577,984

Shareholders' Equity
Common Stock (par value $1); 25,000,000 shares authorized; 10,121,853 shares issued and outstanding at December 31, 2012 and December 31, 2011	10,122	10,122
Additional paid-in capital	41,366	41,342
Retained earnings	14,941	12,051
Accumulated other comprehensive income (loss)	421	(245)
Total shareholders' equity	66,850	63,270

Total liabilities and shareholders' equity	$643,723	$641,254

PACIFIC FINANCIAL CORPORATION Condensed Consolidated Statements of Income Three and twelve months ended December 31, 2012 and 2011 (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Interest and dividend income
Loans	$6,246	$6,727	$25,635	$27,186
Investment securities and FHLB dividends	398	492	1,776	2,040
Deposits with banks and federal funds sold	29	15	84	92
Total interest and dividend income	6,673	7,234	27,495	29,318

Interest Expense
Deposits	624	912	2,882	4,643
Other borrowings	140	157	602	990
Total interest expense	764	1,069	3,484	5,633

Net Interest Income	5,909	6,195	24,011	23,685
Provision for (recapture of) credit losses	(1,500)	950	(1,100)	2,500
Net interest income after provision for credit losses	7,409	5,215	25,111	21,185

Non-interest Income
Service charges on deposits	430	449	1,686	1,799
Net gain (loss) on sales of other real estate owned	38	43	331	(83)
Gain on sales of loans	1,557	1,410	5,058	3,593
Net gain on sales of investments available-for-sale	139	162	303	698
Other-than-temporary-impairment loss	(68)	(87)	(333)	(330)
Earnings on bank owned life insurance	122	129	510	527
Other operating income	473	346	1,836	1,410
Total non-interest income	2,691	2,452	9,391	7,614

Non-interest Expense
Salaries and employee benefits	4,392	3,535	16,215	13,723
Occupancy and equipment	609	626	2,474	2,534
Other real estate owned write-downs	412	450	1,110	1,049
Other real estate owned operating costs	149	157	550	450
Professional services	236	165	750	739
FDIC and State assessments	142	227	610	938
Data processing	559	495	1,607	1,415
Other	1,135	1,197	4,897	4,800
Total non-interest expense	7,634	6,852	28,213	25,648

Income before income taxes	2,466	815	6,289	3,151
Provision for income taxes	658	236	1,375	333
Net Income	$1,808	$579	$4,914	$2,818

Earnings per common share:
Basic	$0.18	$0.06	$0.49	$0.28
Diluted	0.18	0.06	0.49	0.28
Weighted Average shares outstanding:
Basic	10,121,853	10,121,853	10,121,853	10,121,853
Diluted	10,138,450	10,121,853	10,126,244	10,121,870

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Twelve months ended December 31,
	2012	2011

Net interest margin (1)	4.20%	4.08%
Efficiency ratio (2)	84.47%	81.95%
Return on average assets	0.77%	0.44%
Return on average common equity	7.47%	4.55%

	As of Period End
	December 31,	December 31,
	2012	2011

Book value per common share	$6.60	$6.25
Tangible book value per common share (3)	$5.36	$5.01

Tier 1 Leverage Ratio	10.71%	10.18%
Tier 1 Risk Based Capital Ratio	14.98%	13.56%
Total Risk Based Capital Ratio	16.24%	14.82%

(1)	Net interest income divided by average earnings assets.
(2)	Non-interest expense divided by the sum of net interest income and noninterest income.
(3)	Total shareholders’ equity less intangibles divided by shares outstanding.

SUMMARY OF NON-PERFORMING ASSETS (in thousands)	December 31, 2012		December 31, 2011

Accruing loans past due 90 days or more (1)	$	- -	$299
Non-accrual loans (2)		15,112	13,736
Total non-performing loans (3)		15,112	14,035

Other real estate owned and repossessions		4,883	7,725
Total non-performing assets		$19,995	$21,760

Troubled debt restructured loans on accrual status		$444	$398
Non-performing loans to total loans (4)		3.24%	2.96%
Non-performing assets to total assets		3.11%	3.39%
Allowance for loan losses to non-performing loans		61.92%	79.28%
Allowance for loan losses to total loans (4)		2.01%	2.34%

(1)	Made up entirely of loans that are fully guaranteed by the United States Department of Agriculture or Small Business Administration.
(2)	Includes $3,930,000 and $7,734,000 in non-accrual troubled debt restructured loans (“TDRs”) as of December 31, 2012 and December 31, 2011, respectively.
(3)	Does not include TDRs on accrual status.
(4)	Excludes loans held for sale.

Loan Composition (in thousands)	December 31, 2012	December 31, 2011

Commercial and industrial	$87,278	$90,731
Real estate:
Construction, land development and other land loans	31,411	47,156
Residential 1-4 family	90,447	90,552
Multi-family	7,744	7,682
Commercial real estate – owner occupied	109,783	118,469
Commercial real estate – non owner occupied	103,014	103,005
Farmland	24,544	23,752
Consumer	7,782	8,928
Less unearned income	(857)	(841)

Total Loans (1)	$461,146	$489,434

(1)	Includes loans held for sale.

Deposit Composition (in thousands)	December 31, 2012	December 31, 2011

Non-interest bearing demand	$115,138	$108,899
Interest bearing demand	125,758	122,160
Money market deposits	106,849	99,031
Savings deposits	62,493	65,451
Time deposits	138,005	152,509

Total deposits	$548,243	$548,050

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION

DATED: January 31, 2013	By: /s/ Denise Portmann
Denise Portmann
Chief Financial Officer

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